EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

To FIA Card Services, National Association:

We have examined FIA Card Services, National Association's (the "Company") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions backed by credit card receivables issued by the BA Credit Card Trust on or before June 30, 2013, for which transactions the Company acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where the related asset-backed securities were outstanding during the period from July 1, 2012 to June 30, 2013 (the "Platform"), as of and for the year ended June 30, 2013, excluding criteria which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform, as indicated in Appendix A to the accompanying Certification Regarding Compliance with Applicable Servicing Criteria (the "Compliance Statement").  Appendix B to the Compliance Statement identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.  Management is responsible for the Company's compliance with the servicing criteria.  Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria.  Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

We have been informed that, under the Company’s interpretation of the specified requirements within the servicing agreements governing the BA Credit Card Trust, the Company allocates collections with respect to receivables for the purpose of investor and trust reporting among principal collections and finance charge collections using the Company's “Trust” method.  By contrast, for the purpose of cardholder records, the Company utilized the “Cardholder” method.  Except in relation to criterion 1122(d)(4)(v) as described in the following paragraph, the Company does not consider the use of two payment methodologies based on reporting type to be an instance of noncompliance. The Company's interpretation of the effects of the two methods on criteria 1122(d)(2)(i), 1122(d)(3)(i)(B) and 1122(d)(3)(ii) is disclosed within Appendix A to the Compliance Statement.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to the Company during the year ended June 30, 2013.  Our previously issued reports did not address this criterion as a material instance of noncompliance with the servicing criteria set forth in Item 1122(d) of Regulation AB.

PricewaterhouseCoopers LLP, 214 N. Tryon Street, Charlotte, NC 28202
T: (704) 344 7500, F: (704) 344 4100, www.pwc.com/us

●	4(v): The servicer's records regarding the pool assets did not agree with the servicer's records with respect to an obligor's unpaid principal balance.

In our opinion, except for the material noncompliance described in the preceding paragraph, FIA Card Services, National Association complied with the aforementioned applicable servicing criteria as of and for the year ended June 30, 2013 for the Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP

September 27, 2013

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